Exhibit (k)(4)


Specimen
Draft 4-12-04
                            TRANSFER AGENT AGREEMENT

THIS TRANSFER AGENT AGREEMENT ("Agreement") is hereby made and entered into as of the ___ day of April 2004, by and between the GENERATION HEDGE STRATEGIES FUND, LLC, a Delaware limited liability company ("Fund"), and NORTH CAROLINA SHAREHOLDER SERVICES, LLC, a North Carolina limited liability company d/b/a NC Shareholder Services ("Transfer Agent").

WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, the Transfer Agent is in the business of providing dividend disbursing, transfer agent, and shareholder services to investment companies.

NOW THEREFORE, the Fund and the Transfer Agent do mutually promise and agree as follows:

1. Employment. The Fund hereby employs Transfer Agent to act as a transfer agent for the Fund. Transfer Agent, at its own expense, shall render the services and assume the obligations herein set forth subject to being compensated therefore as herein provided.

2. Delivery of Documents. The Fund has furnished the Transfer Agent with copies properly certified or authenticated of each of the following:

         a) The Fund's Organization Agreement ("Organizational Agreement") and Certificate of Authority, as filed with the State of Delaware;
         b) Resolutions of the Fund's Board of Directors authorizing the appointment of the Transfer Agent and approving this Agreement; and
         c) The Fund's registration statement ("Registration Statement") on Form ___ under the 1940 Act and under the Securities Act of 1933 as amended, (the "1933 Act"), including all exhibits, relating to shares of beneficial interest of, and containing the offering documents ("Offering Documents") as filed with the Securities and Exchange Commission and all amendments thereto.

The Fund will also furnish the Transfer Agent with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing.

3. Duties of the Transfer Agent. Subject to the policies and direction of the Fund's board of Directors ("Board of Directors"), the Transfer Agent will provide day-to-day supervision for the dividend disbursing, transfer agent, and shareholder servicing operations of each of the Fund. Services to be provided shall be in accordance with the Fund's Organizational Agreement and registration documents as listed in paragraph 2 hereof and with the Offering Documents. The Transfer Agent further agrees that it:

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         a)       Will conform with all applicable rules and regulations of the
                  Securities and Exchange Commission and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other federal and state agency which may now or in the future have jurisdiction over its activities; and
         b) Will provide, at its expense, the non-executive personnel and data processing equipment and software necessary to perform the Shareholder Servicing functions shown on Exhibit A hereof.

         Notwithstanding anything contained in this Agreement to the contrary, the Transfer Agent (including its directors, officers, employees and agents) shall not be required to perform any of the duties of, assume any of the obligations or expenses of, or be liable for any of the acts or omissions of, any investment advisor of the Fund or other third party subject to separate agreements with the Fund. The Transfer Agent shall not be responsible hereunder for the administration of the code of ethics of the Fund ("Code of Ethics") which shall be under the responsibility of the investment advisors, except insofar as the Code of Ethics applies to the personnel of the Transfer Agent. It is the express intent of the parties hereto that the Transfer Agent shall not have control over or be responsible for the placement (except as specifically directed by a shareholder of the Fund), investment or reinvestment of the assets of the Fund. The Transfer Agent may from time to time, obtain at its own expense, the services of consultants or other third parties to perform part or all of its duties hereunder, and such parties may be affiliates of the Transfer Agent.

4. Services Not Exclusive. The services furnished by the Transfer Agent hereunder are not to be deemed exclusive, and the Transfer Agent shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Transfer Agent hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request.

6. Expenses. During the term of this Agreement, the Transfer Agent will furnish at its own expense its office space and the executive, supervisory and clerical personnel reasonably necessary to perform of its obligations under this Agreement. The Fund assumes and shall be responsible for all other expenses of the Fund not otherwise allocated in this Agreement.

7. Compensation. For the services provided and the expenses assumed by the Transfer Agent pursuant to this Agreement, the Fund will pay the Transfer Agent the fees and expenses as set forth on Exhibit B attached hereto. Special projects, not included herein and requested in writing by the Directors, shall be completed by the Transfer Agent and invoiced to the Fund on terms mutually agreed upon.

8.(a) Limitation of Liability. The Transfer Agent shall not be liable for any loss, damage or liability related to or resulting from the placement (except as specifically directed by a Shareholder of the Fund), investment or reinvestment of assets in the Fund or the acts or omissions of the Fund's investment advisor(s) or any other third party subject to separate agreements with the Fund. Further, the Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss or damage suffered by the Fund in connection with the performance of this Agreement or any agreement with a third party, except a loss resulting directly from (i) a breach of fiduciary duty on the part of the Transfer Agent with respect to the receipt of compensation for services; or (ii) willful misfeasance, bad faith or gross negligence on the part of the Transfer Agent in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

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8.(b)    Indemnification of Transfer Agent. Subject to the limitations set forth in this Subsection 8(b), and provided the Transfer Agent has exercised reasonable customary care in the performance of its duties under this Agreement, the Fund shall indemnify, defend and hold harmless (from the assets of the Fund) the Transfer Agent against all loss, damage and liability, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants' and counsel fees, incurred by the Transfer Agent in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, related to or resulting from this Agreement or the performance of services hereunder, except with respect to any matter as to which it has been determined that the loss, damage or liability is a direct result of (i) a breach of fiduciary duty on the part of the Transfer Agent with respect to the receipt of compensation for services; or (ii) willful misfeasance, bad faith or gross negligence on the part of the Transfer Agent in the performance of its duties or from reckless disregard by it of its duties under this Agreement (either and both of the conduct described in clauses (i) and (ii) above being referred to hereinafter as "Disabling Conduct"). A determination that the Transfer Agent is entitled to indemnification may be made by (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Transfer Agent was not liable by reason of Disabling Conduct,
         (ii) dismissal of a court action or an administrative proceeding against the Transfer Agent for insufficiency of evidence of Disabling Conduct, or (iii) a reasonable determination, based upon a review of the facts, that the Transfer Agent was not liable by reason of Disabling Conduct by (a) vote of a majority of a quorum of Directors who are neither "interested persons" of the Fund as the quoted phrase is defined in Section 2(a)(19) of the 1940 Act nor parties to the action, suit or other proceeding on the same or similar grounds that is then or has been pending or threatened (such quorum of such Directors being referred to hereinafter as the "Independent Directors") or (b) an independent legal counsel approved by the Directors, including a majority of Independent Directors, (hereinafter referred to as an "independent legal counsel") in a written opinion. Expenses, including accountants' and counsel fees so incurred by the Transfer Agent (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of any such action, suit or proceeding; provided, that the Transfer Agent shall have undertaken to repay the amounts so paid unless it is ultimately determined that it is entitled to indemnification of such expenses under this Subsection 8(b) and if (i) the Transfer Agent shall have provided security for such undertaking, (ii) the Fund shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of the Independent Directors, or an independent legal counsel in a written opinion, shall have determined, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Transfer Agent ultimately will be entitled to indemnification hereunder.

         As to any matter disposed of by a compromise payment by the Transfer Agent referred to in this Subsection 8(b), pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such indemnification shall be approved (i) by a majority of the Independent Directors or (ii) by an independent legal counsel in a written opinion. Approval by the Independent Directors pursuant to clause (i) shall not prevent the recovery from the Transfer Agent of any amount paid to the Transfer Agent in accordance with either of such clauses as indemnification of the Transfer Agent is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that the Transfer Agent's action was in or not opposed to the best interests of the Fund or to have been liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in its conduct under the Agreement.

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         The right of indemnification provided by this Subsection 8(b) shall not be exclusive of or affect any of the rights to which the Transfer Agent may be entitled. Nothing contained in this Subsection 8(b) shall affect any rights to indemnification to which Directors, officers or other personnel of the Fund, and other persons may be entitled by contract or otherwise under law, nor the power of the Fund to purchase and maintain liability insurance on behalf of any such person.

         The Board of Directors of the Fund shall take all such action as may be necessary and appropriate to authorize the Fund hereunder to pay the indemnification required by this Subsection 8(b) including, without limitation, to the extent needed, to determine whether the Transfer Agent is entitled to indemnification hereunder and the reasonable amount of any indemnity due it hereunder, or employ independent legal counsel for that purpose.

         The provisions contained in Section 8 shall survive the expiration or other termination of this Agreement, shall be deemed to include and protect the Transfer Agent and its directors, officers, employees and agents and shall inure to the benefit of its/their respective successors, assigns and personal representatives.

9. Duration and Termination. This Agreement shall become effective as of the date hereof and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time by giving not less than 60 days' prior written notice to the other party hereto. Upon termination of this Agreement, the Fund shall pay to the Transfer Agent such compensation as may be due as of the date of such termination, and shall likewise reimburse the Transfer Agent for any out-of-pocket expenses and disbursements reasonably incurred by the Transfer Agent to such date.

10. Amendment. This Agreement may be amended by mutual written consent of the parties. If, at any time during the existence of this Agreement, the Fund deems it necessary or advisable in the best interests of the Fund that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the Securities and Exchange Commission or state regulatory agencies or other governmental authority, or to obtain any advantage under state or federal tax laws, and shall notify the Transfer Agent of the form of Amendment which it deems necessary or advisable and the reasons therefore, and if the Transfer Agent declines to assent to such amendment, the Fund may terminate this Agreement forthwith.

11. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing and will be deemed sufficient if personally delivered or sent by registered or certified mailed, postage prepaid, address to the other party at the principal place of business of such party. Notices shall be effective upon delivery.

12. Construction. This Agreement shall be governed and enforced in accordance with the laws of the State of North Carolina without regard to the principles of the conflict of laws or the choice of laws. If any provision of this Agreement, or portion thereof, shall be determined to be void or unenforceable by any court of competent jurisdiction, then such determination shall not affect any other provision of this Agreement, or portion thereof, all of which other provisions and portions thereof shall remain in full force and effect. If any provision of this Agreement, or portion thereof, is capable of two interpretations, one of which would render the provision, or portion thereof, void and the other of which would render the provision, or portion thereof, valid, then the provision, or portion thereof, shall have the meaning which renders it valid.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers effective as of the date indicated above.



GENERATION HEDGE STRATEGIES FUND, LLC


By:
    ----------------------------------------
Name:
      --------------------------------------
Title:
       -------------------------------------



NORTH CAROLINA SHAREHOLDER SERVICES, LLC
D/B/A NC SHAREHOLDER SERVICES


By:
    ----------------------------------------
Name:  John D. Marriott, Jr.
Title: Managing Director




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                                    Exhibit A
                                    ---------

                         SHAREHOLDER SERVICING FUNCTIONS


(1)      Process new accounts.
(2) Process purchases of Fund shares, both initial and subsequent in accordance with conditions set forth in the Fund's Offering Documents.
(3) Transfer shares of capital stock to an existing account or to a new account upon receipt of required documentation in good order.
(4) Distribute dividends and/or capital gain distributions. This includes disbursement as cash or reinvestment and to change the disbursement option at the request of shareholders.
(5) Process exchanges between funds (process and direct purchase/redemption and initiate new account or process to existing account), if applicable.
(6) Make miscellaneous changes to records, including, but not necessarily limited to, address changes and changes in plans (such as systematic withdrawal, dividend reinvestment, etc.).
(7) Prepare and mail a year-to-date confirmation and statement as each transaction is recorded in a shareholder account as follows: original to shareholder. Duplicate confirmations to be available on request within current year.
(8) Handle telephone calls and correspondence in reply to shareholder requests except those items otherwise set forth herein.
(9)      Daily control and reconciliation of Fund shares.
(10) Prepare address labels or confirmations for up to four reports to shareholders per year.
(11) Mail and tabulate proxies for one Meeting of Shareholders annually, including preparation of certified shareholder list and daily report to Fund management, if required.
(12) Assist the Fund's accountants in the preparation of, and mail, annual Form 1099 and 5498 to shareholders to whom dividends or distributions are paid, with a copy for the IRS.
(13) Provide readily obtainable data which may from time to time be requested for audit purposes.
(14)     Replace lost or destroyed checks.
(15) Continuously maintain customary records for active and closed accounts according to the Investment Company Act of 1940 and regulations provided thereunder.


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                                    Exhibit B
                                    ---------

                     TRANSFER AGENT'S COMPENSATION SCHEDULE


For the services delineated in the TRANSFER AGENT AGREEMENT, the Transfer Agent shall be compensated monthly, according to the following fee schedule.


    Shareholder servicing fee:
    --------------------------

         $15.00 per shareholder per year per fund

         Minimum fee of $1,500 per month per fund, plus $500 per month for each additional class of shares.

In addition, the Transfer Agent shall be entitled to reimbursement of actual out-of-pocket expenses incurred by the Transfer Agent on behalf of the Fund.